UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 10, 2009 (February 10, 2009)

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

(Exact Name of Registrant as Specified in Charter)

Bermuda	333-141128-05	98-0522138
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6501 William Cannon Drive West, Austin, Texas 78735

(Address of Principal Executive Offices, including Zip Code)

(512) 895-2000

(Registrant’s telephone number, including area code)

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Freescale Semiconductor, Inc. is the wholly-owned indirect subsidiary of Freescale Semiconductor Holdings I, Ltd. The terms “Freescale Semiconductor, Inc.,” “Freescale,” “we,” “us,” “our,” “our company” and the “Company” refer to Freescale Semiconductor, Inc. and its consolidated subsidiaries.

On February 10, 2009, Freescale issued a press release announcing that it was extending invitations to each eligible holder (as defined in Item 8.01 below) of each of our Senior Floating Rate Notes due 2014 (the “Senior Floating Rate Notes” and such invitation, the “Senior Floating Rate Notes Invitation”), 9.125%/9.875% Senior PIK-Election Notes due 2014 (the “Senior Toggle Notes” and such invitation, the “Senior Toggle Notes Invitation”), 8.875% Senior Fixed Rate Notes due 2014 (the “Senior Fixed Rate Notes” and such invitation, the “Senior Fixed Rate Notes Invitation”) and 10.125% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes” and such invitation, the “Senior Subordinated Notes Invitation” and, together with the Senior Floating Rate Notes Invitation, the Senior Toggle Notes Invitation and the Senior Fixed Rate Notes Invitation, the “Notes Invitations” and each a “Note Invitation”) to participate as a lender in its new incremental term loans (the “Incremental Term Loans”) as described more fully in Item 8.01 below. The Senior Floating Rate Notes, the Senior Toggle Notes, the Senior Fixed Rate Notes and the Senior Subordinated Notes are collectively referred to as the “Existing Notes.”

Freescale is providing the following information to eligible holders of its Existing Notes in connection with the invitations:

Summary of Certain Terms of the Incremental Term Loans

The Incremental Term Loans will consist of up to $1,000,000,000 of secured term loans that will be used to refinance the Existing Notes and pay certain related fees.

Interest Rates

The Incremental Term Loans will bear interest on the outstanding principal at a rate per annum equal to 12.5%, payable quarterly in arrears.

Capitalization

The following table sets forth as of December 31, 2008:

•	The Company’s actual cash, cash equivalents and short-term investments and capitalization; and

•

The Company’s actual cash, cash equivalents and short-term investments and capitalization on an as adjusted basis to give effect to the Incremental Term Loans up to $1,000 million (excluding certain fees and expenses), assuming

•

no participation by existing lenders under our senior secured credit facility pursuant to the invitations to participate in the Incremental Term Loans for cash (together with the Note Invitations, the “Invitations”);

•	100% participation in each Note Invitation prior to 5:00 p.m., New York City time, on February 24, 2009; and

•	the transactions are accounted for as substantial modifications of debt.

We use the above participation rates for illustrative purposes only. Actual results may vary from the as adjusted amounts set forth below.

This table should be read in conjunction with the Company’s consolidated financial statements and the related notes thereto and the other financial information included and incorporated by reference in this Information Memorandum.

	As of December 31, 2008
	Actual	As Adjusted
	(In millions)
Cash, cash equivalents and short-term investments(1)	$1,394	$1,394

Long-term debt:(2)
Senior secured credit facility:(3)
Revolving credit facility(3)	$460	$460
Term loan facility(3)	3,430	3,430
Incremental Term Loans(4)	—	750
Senior Floating Rate Notes(4)(5)	475	—
Senior Fixed Rate Notes(4)(5)	2,287	938
Senior PIK-Election Notes(4)(6)	1,506	1,255
Senior Subordinated Notes(4)(5)	1,511	764
Other long-term debt(7)	15	15

Total long-term debt, including current portion	9,684	7,612

Total stockholder’s deficit	(4,674)	(2,653)

Total capitalization	$5,010	$4,959

(1)	Cash, cash equivalents and short-term investments consists of $900 million of cash and cash equivalents and $494 million of short-term investments. Cash and cash equivalents have not been reduced to reflect the impact of transaction costs.

(2)	The Company also has $104 million of short-term debt, consisting of $92 million outstanding under a Japanese revolving credit facility and $12 million in short-term capitalized lease obligations.
(3)	Our senior secured credit facility includes (i) a seven-year, $3.5 billion term loan (“Term Loan”), and (ii) a six-year revolving credit facility with a committed capacity of $750 million, including letters of credit and swing line loan sub-facilities (“Revolver”). The Term Loan will mature on December 1, 2013. The Revolver will be available through December 1, 2012, at which time all outstanding principal amounts under the Revolver will be due and payable.

On October 5, 2008, Lehman Commercial Paper, Inc. (“LCPI”) filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. LCPI is a counterparty to the Revolver and one of our interest rate swaps with a notional amount of $400 million. LCPI provides a commitment in the amount of $60 million of the Revolver. We do not expect that future borrowing requests will be honored by LCPI.

Borrowings under the Credit Facility may be used for working capital purposes, capital expenditures, investments, share repurchases, acquisitions and other general corporate purposes. In the fourth quarter of 2008, we drew down $460 million, net of LCPI non-funding, from the Revolver. At December 31, 2008, $3,430 million and $460 million was outstanding under the Term Loan and Revolver, respectively, and the Revolver had a remaining committed capacity of $207 million, excluding the LCPI commitment and $23 million outstanding letters of credit.

The Term Loan and Revolver bear interest, at our option, at a rate equal to a margin over either (i) a base rate equal to the higher of either (a) the prime rate of Citibank, N.A. or (b) the federal funds rate, plus one-half of 1%; or, (ii) a LIBOR rate based on the cost of funds for deposit in the currency of borrowing for the relevant interest period, adjusted for certain additional costs. The interest rate on the Term Loan and the Revolver at December 31, 2008 was 3.93% and 2.46%, respectively. On February 14, 2007, we entered into an amendment to the Term Loan, lowering the spread over LIBOR from 2.00% to 1.75%. The applicable margin for borrowings under the Revolver may be reduced subject to the attainment of certain leverage ratios. We are also required to repay a portion of the outstanding Term Loan balance in quarterly installments in aggregate annual amounts equal to 1% of the initial outstanding balance for the first six years and nine months after the Term Loan closing date, with the remaining balance due upon maturity. We are also required to pay quarterly facility commitment fees on the unutilized capacity of the Revolver at a rate of 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We are also required to pay customary letter of credit fees.

On January 21, 2009, we drew approximately $184 million under our revolving credit facility (actual and adjusted amounts as of December 31, 2008 do not reflect these borrowings).

(4)

The Company is currently evaluating the accounting treatment of the Incremental Term Loans. Under the substantial modifications of debt treatment presented in the table above, the Company would recognize a gain on the extinguishment of the applicable issue of Existing Notes at the closing date and record the Incremental Term Loans at fair value, which we currently estimate at $750 million. The $250 million difference between the fair value and the principal amount of the loans will be recognized as interest expense over the term of the Incremental Term Loans and added to the balance of the Incremental Term Loans. If this transaction were not accounted for as a substantial modification of debt, the Company would record a smaller gain on extinguishment of the applicable issue of Existing Notes and record the Incremental Term Loans at par value plus all applicable interest payments as a liability on its balance sheet. This liability would be reduced over the term of the Incremental Term Loans and as such the Company would not record interest expense related to the Incremental Term Loans in future periods. Under this accounting treatment, the “As Adjusted” balances for the

Senior Floating Rate Notes would be $282 million, Senior Fixed Rate Notes would be $1,805 million, Senior Toggle Notes would be $1,368 million, Senior Subordinated Notes would be $1,195 million and Total stockholder’s deficit would be $3,544 million, before the effect of any transaction and deferred financing costs. These amounts would be inclusive of the Incremental Term Loans of $1,000 million and the accrued interest over the term of the Incremental Term Loans of $708 million. If the Incremental Term Loans are fully committed, the Company expects to issue between $12.0 million and $20.0 million principal amount of Incremental Term Loans to certain of its advisors as compensation for their services, depending upon the market price of the Incremental Term Loans.

(5)	During 2008, the Company repurchased $89 million of its outstanding Senior Subordinated Notes, $63 million of its outstanding Senior Fixed Rate Notes, and $25 million of its Senior Floating Rate Notes. The Company used funds from the short-term investment portfolio for the purchase and early retirement of these notes at an $83 million discount.
(6)	In the fourth quarter of 2008, the Company elected to pay in kind (“PIK”) the interest due on the Senior Toggle Notes on June 15, 2009 instead of paying interest in cash (an estimate of such accrued interest through the anticipated Closing Date has been included in determining the consideration being offered for the Senior Toggle Notes). As a result, the Company will accrue approximately $68 million of PIK interest as long-term debt through June 15, 2009, which amount will be reduced to the extent the Senior Toggle Notes are exchanged and retired pursuant to the Senior Toggle Notes Invitation. After the June 15, 2009 payment date, interest will accrue on the PIK portion of the Senior Toggle Notes that remain outstanding at a PIK interest rate of 9.875%. As of December 31, 2008, $6 million and $5 million of accrued PIK Interest associated with the Senior Toggle Notes was classified as long-term debt in the Actual and As Adjusted columns, respectively.
(7)	Other long-term debt consists of capital lease obligations.

Item 8.01.	Other Events.

On February 10, 2009, Freescale issued a press release announcing that it was extending Note Invitations to each eligible holder of its Existing Notes to participate as a lender in the Incremental Term Loans. The Incremental Term Loans mature on December 15, 2014, and will be guaranteed by the same guarantors under its senior secured credit facility. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company is also seeking commitments in the Incremental Term Loans from existing lenders under its senior secured credit facility. Such commitments would reduce the aggregate amount of Incremental Term Loans available to the eligible holders of its Existing Notes.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release dated February 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

By:	/s/ Dathan C. Voelter
Name:	Dathan C. Voelter
Title:	Assistant Secretary

Date: February 10, 2009

Exhibit Index

Exhibit Number	Description
99.1	Press release dated February 10, 2009